Free Writing Prospectus
Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement on Form S-3: No. 333-142180

Delta Petroleum Corporation $100,000,000 Convertible Senior Notes due 2037

Security Information

Company name	Delta Petroleum Corporation
Security	Convertible Senior Notes
Registration format	Registered
CUSIP	247907 AD0
ISIN	US247907AD06
Ranking	Senior Unsecured
Common stock ticker	Nasdaq: “DPTR”
Size

	Bonds	Deal size
Base deal	100,000	$100,000,000
Underwriters’ option	15,000	$15,000,000

Total	115,000	$115,000,000
Terms

Par amount per bond	$1,000
Coupon	3.75%
Conversion premium	48.00%
Last sale of common	$20.50
Initial conversion price	$30.34
Initial conversion rate	32.9598
Dates

Trade Date	04/19/07
Settlement Date	04/25/07
Maturity	30 Years
Maturity Date	05/01/37
Coupon Payment Dates	05/01, 11/01
First Coupon Date	11/01/07
Call Schedule

First call date	Call Price
5/6/2012	100%
Put Schedule

Put schedule	Put Price
5/1/2012	100%
5/1/2017	100%
5/1/2022	100%
5/1/2027	100%
5/1/2032	100%

Underwriters' Economic Breakdown		Economics

Bookrunners	JPMorgan	37.50%
	Lehman Brothers	27.50%
	Deutsche Bank	15.00%
Co-managers	Raymond James	7.00%
	Coker, Palmer, Phillips & Mullen Inc.	5.00%
	KeyBanc Capital Markets	5.00%
	Tristone Capital	3.00%
Underwriting discount and commissions		$30.00
Selling concessions		$18.00
Management fee		$6.00
Underwriting fee		$6.00
Net proceeds to Issuer
$97.0mm (or $111.6mm if underwriters’ option is exercised in full) before expenses
Concurrent offering of common stock: Concurrently with this offering, the Issuer offered 6,200,000 shares of its common stock (plus an option to purchase up to an additional 930,000 shares). The consummation of this offering is not conditioned upon the consummation of the concurrent offering of the common stock and vice versa.

Adjustment to Conversion Rate upon Conversion upon Fundamental Change

Assumptions
Stock price at issue	$20.50
Conversion premium	48.00%
Approximate conversion price	$30.34
Face value	$1,000.00
Conversion rate	32.9598

	Share price
Effective date	$20.50	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$85.00
04/25/07	15.8207	12.9074	9.5927	7.4675	6.0263	5.0050	4.2552	3.6886	3.2495	2.9019	2.6212	2.3916	2.2011	2.0407
05/01/08	15.8207	12.4112	9.0296	6.9060	5.4964	4.5184	3.8149	3.2924	2.8944	2.5840	2.3371	2.1371	1.9726	1.8353
05/01/09	15.8207	11.7347	8.2716	6.1607	4.8037	3.8921	3.2568	2.7982	2.4583	2.1994	1.9976	1.8368	1.7063	1.5987
05/01/10	15.8207	10.7953	7.2239	5.1483	3.8849	3.0834	2.5548	2.1936	1.9379	1.7508	1.6097	1.5002	1.4131	1.3421
05/01/11	15.8207	9.3450	5.5898	3.6203	2.5679	1.9904	1.6604	1.4633	1.3382	1.2538	1.1932	1.1471	1.1106	1.0802
05/01/12	15.8207	6.9945	1.5402	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
The exact stock prices and effective dates may not be set forth in the table above, in which case
• If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.
• If the stock price is greater than $85.00 per share (subject to adjustment), no additional shares will be issued upon conversion.
• If the stock price is less than $20.50 per share (subject to adjustment), no additional shares will be issued upon conversion.
Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed per $1,000 principal amount of notes (which number shall equal the quotient obtained by dividing the principal amount per note by $20.50 subject to adjustments in the same manner as the conversion rate as set forth under “— Conversion rate adjustments,” in the prospectus supplement to which this offer relates.
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this communication relates. Before you invest, you should read the prospectuses (and the supplements thereto) in those registration statements and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-430-0686.